Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

FOR IMMEDIATE RELEASE

COLONIAL PROPERTIES TRUST
REPORTS FIRST QUARTER 2003 EARNINGS

BIRMINGHAM, Ala., April 28, 2003—Colonial Properties Trust (NYSE: CLP) (the “Company”) today reported earnings per fully diluted share (EPS) of $0.52; for the same period in 2002, EPS was $0.60.  Funds from operations (FFO) for the first quarter were $29.6 million, or $0.87 per fully diluted share/unit, compared to $29.3 million, or $0.89 per fully diluted share/unit for the same period a year ago.

“Our diversified portfolio strategy of multifamily, office and retail properties provides Colonial Properties the foundation for stable cash flows in challenging economic times,” stated Thomas H. Lowder, chairman and chief executive officer.

Total property net operating income was up 5.7 percent for the quarter.  On a same-property basis, the multifamily, office and retail divisions posted net operating income results of 8.2 percent decrease, 6.0 percent decrease and 2.3 percent increase, respectively, for the year.  Occupancies at the end of the period for the Company’s stabilized properties were 93 percent, 91 percent and 89 percent for the multifamily, office and retail divisions, respectively.

Investment and Disposition Activities

During the first quarter, the Company continued its capital recycling program with the sale of two assets totaling approximately $31 million in proceeds.  Assets sold include a 152,600 square-foot retail shopping center in St. Petersburg, Florida and a 176-unit multifamily asset in Tampa, Florida.  The proceeds were used initially to pay down the Company’s line of credit and will eventually be reinvested into the Company’s development pipeline.

Commenting on the sales, C. Reynolds Thompson, chief operating officer, stated “in today’s environment, our Company is able to continue to sell assets at attractive rates due to our diversified property portfolio.  With the proceeds of these dispositions, the Company can reinvest into new, higher-potential assets.”

For additional details of the Company’s disposition and investment activities, see the Company’s detailed Supplemental Financial Highlights available on the Company’s website.

Financing Activities

In April, the Company’s operating partnership Colonial Realty Limited Partnership closed on a 10-year $125 million senior unsecured notes offering.  The 6.15% coupon securities were priced to yield 6.177%.  Proceeds were used to pay down the Company’s revolving line of credit.

Separately, the Company priced $125 million of 8.125% Series D Cumulative Redeemable Preferred Shares.  This offering of Series D Preferred Shares is subject to customary closing conditions and is expected to close on April 30, 2003.  Proceeds from the Series D Preferred Share offering will be used to redeem the Company’s $125 million 8.75% Series A Cumulative Redeemable Preferred Shares.

Conference Call

The Company will hold its quarterly conference call Tuesday, April 29th at 1:00 pm central time.  The call will include a review of the Company’s first quarter performance and discussion of the Company’s strategy and current expectations for the future.

To participate, dial 877-500-9123.  As with previous calls, a replay will be available for one week, by dialing 800-642-1687; the Conference ID will be 9464414.  Access to the live call and a replay will be available through the Company’s website at www.colonialprop.com under “Investor Relations: Shareholder Information”.

Supplemental Materials

The Company produces a supplemental information package that provides detailed information regarding operating performance, investing activities and the Company’s overall financial position.  For a copy of the Company’s detailed Supplemental Financial Highlights, please visit the Company’s website at www.colonialprop.com under the “Investor Relations: Financial Reporting” tab or contact Investor Relations at 800-645-3917.

Company Summary

Colonial Properties Trust is a diversified REIT that, through its subsidiaries, owns a portfolio of 104 multifamily, office and retail projects where you live, work and shop in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. Colonial Properties Trust performs development, acquisition, management, leasing and brokerage services for its portfolio and properties owned by third parties.  Colonial Properties Trust is one of the largest diversified REITs in the United States with a total market capitalization of $2.7 billion. The cornerstone of Colonial Properties’ success is its live, work and shop diversified investment strategy.  The Company operates more than 14,000 apartment units, 5.3 million square feet of office space and 15.0 million square feet of retail shopping space including 17 malls and 26 non-mall properties.  Additional information on Colonial Properties Trust is available on the Internet at www.colonialprop.com.  The Company, headquartered in Birmingham, Ala., is listed on the New York Stock Exchange under the symbol “CLP” and is included in the S&P SmallCap 600 Index.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding Company and property performance, and is based on the Company’s current expectations and judgment.  Actual results could vary materially depending on risks and uncertainties inherent to general and local real estate conditions, competitive factors specific to markets in which Colonial Properties operates, legislative or other regulatory decisions, future interest rate levels or capital markets conditions.  The Company assumes no liability to update this information.  For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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Contact:	Sandra Lee Robertson, Senior Vice President - Finance, 205.250.8788
Linda S. Geiss, Vice President - Media Relations, 205.250.8768